Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

AF Financial Group Announces Net Income Growth of 44.1% for the 2007 Fiscal Year

West Jefferson, NC - AF Financial Group (the “Company”) is pleased to report earnings of $1,470,993 for the year ended June 30, 2007, an increase of 44.1% over the 2006 fiscal year. Basic earnings per share of common stock increased from $0.97 in 2006 to $1.40 in 2007.

In announcing the results, President and CEO Bob Washburn commented, “In terms of earnings, the Company continues to be successful. With an increase in net income of $450,170, this is our third year of solid earnings growth in a row. Return on average equity increased 32.1% from 7.58% at June 30, 2006 to 10.01% at June 30, 2007 and net assets grew 6.94% from $229 million at June 30, 2006 to $245 million at June 30, 2007. We have continued our focus on improving our profitability by controlling expenses, maximizing potential income and most importantly, providing exceptional customer service.”

Headquartered in West Jefferson, AF Financial Group is a federally chartered thrift holding company which includes subsidiaries AF Bank and AF Insurance Services, Inc. AF Bank is a federally chartered stock savings bank that serves Ashe, Watauga, and Alleghany Counties. AF Insurance Services, Inc. is an independent insurance agency serving Ashe, Watauga, Alleghany, Caldwell, Wilkes and Surry Counties. AF Investments operates as a division of AF Bank and provides services through office locations in West Jefferson and Boone. (AF Investments is a registered branch of LaSalle St. Securities, LLC, 940 N. Industrial Avenue, Elmhurst, IL 60126-1131, a member FINRA and SIPC).

This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the Company’s results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date thereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.